Exhibit 4.1

Description of the Registrant’s Securities Registered Under

Section 12 of the Securities Exchange Act of 1934

The following is a summary of the common stock of Tactile Systems Technology, Inc. (“we,” “us” or “our”), which is our only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. This summary is of the general terms and provisions of the common stock, does not purport to be complete and is subject to and qualified by reference to our Amended and Restated Certificate of Incorporation (the “Certificate”), and our Amended and Restated By-Laws (the “By-Laws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated herein by reference and is an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).  For additional information, please read our Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. All outstanding shares of common stock are fully paid and non-assessable. No shares of preferred stock are currently outstanding.

Voting Rights and Election of Directors

Except as otherwise provided by law or by resolution adopted by the board of directors designating the rights, powers and preferences of any series of preferred stock, holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes. All shares of common stock are entitled to one vote per share and do not have any cumulative voting rights.

An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Other matters are decided by the affirmative vote of a majority of the shares of stock represented at a meeting and entitled to vote on the subject matter. Our directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock then entitled to vote at an election of directors.

Dividend Rights

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive dividends out of any of our funds legally available when, as and if declared by the board of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of common stock would be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and the satisfaction of any liquidation preferences granted to the holders of outstanding shares of preferred stock.

Other Rights and Preferences

Holders of shares of common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The absence of preemptive rights could result in dilution of the interest of investors should additional capital stock be issued.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol "TCMD."

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Anti-Takeover Effects of Delaware Law and Our Charter Documents

The Charter Documents and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of our company to negotiate first with our board of directors.

Delaware Anti-Takover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

       Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation having the effect of increasing the proportionate share of the stock owned by the interested stockholder, subject to exceptions; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person (i) who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or (ii) who is an affiliate of the corporation and owned, together with affiliates and associates, 15% or more of the corporation's voting stock within three years prior to the determination of interested stockholder status.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of, and do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-Laws

Among other things, our Certificate and By-Laws:

•

permit our board of directors, without stockholder approval, to issue up to 50,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed by the board of directors;
•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that directors may only be removed for cause by the holders of at least 75% of the voting power of the shares eligible to vote for directors;
•	provide that a special meeting of stockholders may be called only by our board of directors, the chairman of our board of directors or our chief executive officer;
•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•

provide that our by-laws may be adopted, amended or repealed by our board of directors or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an election of directors;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner (generally not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting), and also specify requirements as to the form and content of a stockholder's notice; and

•	do not provide for cumulative voting rights.

Our Certificate provides that, unless we consent in writing to the selection of an alternative forum, any or all internal corporate claims, which shall include claims, including claims in the right of our company, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (ii) as to which Title 8 of the DGCL confers jurisdiction upon the Delaware Court of Chancery, shall be brought solely and exclusively in a state court located within the State of Delaware (or, if no state court located in the State of Delaware has jurisdiction, the federal district court for the District of Delaware). It is possible that a court of law could rule that the choice of forum provision contained in our Certificate is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.